Exhibit 2.2

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of September 21, 2025, by and between Pfizer, Inc., a Delaware corporation (“Parent”), Metsera, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders of the Company (each, a “Stockholder” and, if applicable, collectively, the “Stockholders”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, (a) Parent, Mayfair Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth in the Merger Agreement, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”), and (b) the stockholders of the Company party thereto (the “Other Stockholders”), Parent and the Company are entering into a Voting and Support Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Other Voting and Support Agreement”) that, among other things, and subject to the terms and conditions set forth in the Other Voting and Support Agreement, provides that the Other Stockholders will vote all Company Stock that they own in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

B. As of the date hereof, each Stockholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.00001, per share of the Company (the “Common Stock”) set forth opposite such Stockholder’s name on Schedule A hereto, being all of the outstanding shares of Common Stock and other equity securities of the Company owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, together with any additional shares of Common Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”).

C. As an inducement and condition for Parent, the Company and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to the Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, hypothecation, tender in any tender or exchange offer, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other contract, commitment, obligation, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction, contract, commitment, obligation, arrangement or understanding which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise, or (d) any contract, commitment, obligation, arrangement or understanding (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above.

2. Agreement to Not Transfer the Covered Shares.

2.1 No Transfer of Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any Covered Shares, other than with the prior written consent of Parent. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void ab initio and of no effect whatsoever; provided, however, each Stockholder may Transfer any Covered Shares to (a) any affiliate of such Stockholder, (b) any family member (including a trust for such family member’s benefit) of such Stockholder, (c) any charitable foundation or organization or (d) if such Stockholder is a partnership or limited liability company, any partner or member of such Stockholder, in each case of clauses (a) through (d), only if the transferee of such Covered Shares agrees (or has agreed) to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder (if such transferee is not already a party to this Agreement) memorializing such agreement prior to such Transfer.

2.2 Update of Beneficial Ownership Information. Promptly following the written request of Parent or the Company, or upon a Stockholder’s or any of its affiliates’ acquisition of beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of additional shares of Common Stock after the date hereof, such Stockholder will send to Parent or the Company (as applicable) a written notice setting forth the number of Covered Shares beneficially owned by such Stockholder or any of its affiliates and indicating the capacity in which such Covered Shares are owned. Each Stockholder agrees to cause any of its affiliates that acquires any such shares on or after the date hereof to execute an agreement in a form reasonably acceptable to Parent or the Company (as applicable) to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by such Stockholder.

3. Agreement to Vote the Covered Shares.

3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (including via proxy) all of the Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of the Covered Shares):

(a) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger; and

(b) against (i) any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or result in any condition set forth in Article VII of the Merger Agreement not being satisfied on a timely basis, (ii) any Company Takeover Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (iii) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect consummation of the Merger and the other transactions contemplated by the Merger Agreement.

3.2 Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

4. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, all appraisal rights under Section 262 of the DGCL (and any other appraisal, dissenters’ or similar rights) related to the transactions contemplated by the Merger Agreement with respect to the Covered Shares owned or that may be acquired (in each case beneficially or of record, directly or indirectly) by such Stockholder, to the fullest extent permitted by Law.

5. No Solicitation. From and after the date of this Agreement until the Expiration Time, each Stockholder shall not, and shall cause its affiliates and its and their Representatives not to, take any action which, were it taken by the Company or its Representatives, would violate Section 5.02 of the Merger Agreement.

6. No Legal Action. Each Stockholder irrevocably agrees that it shall not, and shall cause its directors, officers and affiliates not to, and shall direct its other Representatives not to, bring, commence, institute, maintain, prosecute, join or voluntarily aid any claim, appeal or Proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, (b) alleges that the execution and delivery of this Agreement by such Stockholder (or its performance hereunder solely in its capacity as a stockholder of the Company) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that such Stockholder has (or may be alleged to have) to the Company or to the other stockholders of the Company or (c) is otherwise against Parent, Merger Sub, the Company, or any of their respective affiliates and each of their successors, directors or officers relating to the negotiation, execution or delivery of the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, and such Stockholder irrevocably waives any claim or rights whatsoever with respect to any of the foregoing; provided, however, that nothing contained herein shall affect the right of such Stockholder to exercise its rights as a result of (i) any breach by Parent under any agreement with Parent to which such Stockholder is a party or (ii) fraud.

7. Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Covered Shares. Nothing in this Agreement shall in any way, or shall require such Stockholder to attempt to, limit or affect any actions taken by any of such Stockholder’s or its Representative’s designees serving on the Company Board from complying with his or her fiduciary obligations while acting in such designee’s capacity as a director of the Company. No action taken (or omitted to be taken) in any such capacity as director shall be deemed to constitute a breach of this Agreement.

8. Notice of Certain Events. Each Stockholder shall notify Parent in writing reasonably promptly of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach of the representations and warranties of such Stockholder under this Agreement.

9. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent and the Company that:

9.1 Due Authority. Each Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement. Each Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of such Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

9.2 Ownership of the Covered Shares. (a) Each Stockholder is, as of the date hereof, the beneficial or record owner of the Covered Shares, free and clear of any and all Liens, other than those (i) created by this Agreement or the Merger Agreement or (ii) as disclosed on Schedule A hereto, and (b) such Stockholder has sole voting power over all of the Covered Shares. Each Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, each Stockholder does not own, beneficially or of record, any shares of Common Stock or other voting securities of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any voting securities of the Company) other than the Owned Shares.

9.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by each Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the compliance by such Stockholder with any provisions hereof does not and will not: (i) conflict with or violate any Laws applicable to such Stockholder, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by such Stockholder pursuant to any contract, commitment, obligation, arrangement or understanding to which such Stockholder is a party or by which such Stockholder is subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to each Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

9.4 Absence of Litigation. As of the date hereof, there is no Proceeding pending against, or, to the knowledge of each Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

9.5 Reliance by Parent and Merger Sub. Each Stockholder understands and acknowledges that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

10. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders and the Company that:

10.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

10.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with any provisions hereof does not and will not: (i) conflict with or violate any Laws applicable to Parent, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is a subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement.

11. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholders and Parent that:

11.1 Due Authority. The Company has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and the execution and delivery of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

11.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement and the compliance by the Company with any provisions hereof does not and will not: (i) conflict with or violate any Laws applicable to the Company, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which the Company is a party or by which the Company is a subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Company in connection with the execution and delivery of this Agreement.

12. Miscellaneous.

12.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

12.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, conversion, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

12.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto. At any time and from time to time prior to the Effective Time, each party to this Agreement may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party, as applicable, (b) waive any inaccuracies in the representations and warranties made by the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, the Company or Stockholder to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent, the Company or Stockholder, as applicable. No failure or delay by Parent, the Company or Stockholder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

12.5 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given, (x) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (y) when delivered, if delivered personally to the intended recipient, and (z) one (1) business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party (or at such other address for a party as shall be specified by like notice):

(i) if to a Stockholder, to the address for notice set forth opposite such Stockholder’s name on Schedule A hereto, with a copy to:

ARCH Venture Partners

8755 West Higgins Road, Suite 1025

Chicago, IL 60631

Attention: Mark McDonnell, Jason Doren

Email: [**********]

[**********]

(ii) if to Parent, to:

Pfizer Inc.

66 Hudson Boulevard

New York, NY 10017

Attention: [**********]

Email: [**********]

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David K. Lam; Steven R. Green

Email: [**********]

[**********]

(iii) if to the Company, to:

Metsera, Inc

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Attention: General Counsel

Email: [**********]

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:  Scott A. Barshay; Benjamin

  Goodchild

Email:   [**********]

  [**********]

12.6 Venue; Waiver of Jury Trial.

(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) for the purpose of any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of

Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) in the event any Proceeding arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 12.5 (provided that nothing in this Section 12.6(a) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement or any of the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 12.6(b).

12.7 Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement. Each of Parent and the Company consents to and authorizes the publication and disclosure by each Stockholder of the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) in any Schedule 13D amendment legally required to be filed by such Stockholder.

12.8 Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent or the Company and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

12.9 Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

12.10 Enforcement. The parties agree that irreparable damage would occur and that Parent and the Company would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or the Company, as applicable, and the exercise by Parent or the Company of any one remedy will not preclude the exercise of any other remedy.

12.11 Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

12.12 Reliance. Each Stockholder understands and acknowledges that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

12.13 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Schedule or any other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to September 21, 2025. Unless the context requires otherwise (a) any definition of or reference to any “Contract,” instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to “Sections” and “Schedules” shall be construed to refer to Sections of, and Schedules to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

12.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

12.17 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

12.18 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 12.18 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

12.19 Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earlier to occur of (a) the Expiration Time and (b) the entry, without the prior written consent of Stockholder, into any amendment, waiver or modification to the Merger Agreement that results in a decrease in the consideration that would be payable in respect of the Covered Shares; provided that the provisions of this Section 12 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

Pfizer, Inc.

By:	/s/ Albert Bourla
Name: Albert Bourla
Title: Chairman and CEO

[Signature Page to Voting Agreement]

Metsera, Inc.

By:	/s/ Christopher Whitten Bernard
Name: Christopher Whitten Bernard
Title: President and Chief Executive Officer

[Signature Page to Voting Agreement]

ARCH Venture Fund XII, L.P.

By:	ARCH Venture Partners XII, L.P.

Its:	General Partner

By:	ARCH Venture Partners XII, LLC

Its:	General Partner

By:	/s/ Mark McDonnell
Name: Mark McDonnell
Title: Managing Director

ARCH Venture Fund XIII, L.P.

By:	ARCH Venture Partners XIII, L.P.

Its:	General Partner

By:	ARCH Venture Partners XIII, LLC

Its:	General Partner

By:	/s/ Mark McDonnell
Name: Mark McDonnell
Title: Managing Director

[Signature Page to Voting Agreement]

Schedule A

Name	Owned Shares	Address
ARCH Venture Fund XII, L.P.	18,503,128	8755 West Higgins Road, Suite 1025, Chicago, IL, 60631
ARCH Venture Fund XIII, L.P.	8,313,680	8755 West Higgins Road, Suite 1025, Chicago, IL, 60631